                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                     SCHEDULE 13G


                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.  2  )*
                                              -----

                                  Zoran Corporation
--------------------------------------------------------------------------------
                                   (Name of Issuer)

                            Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                            (Title of Class of Securities)

                                     98975F 10 1
                      -------------------------------------------
                                    (CUSIP Number)


     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages

CUSIP No. 98975F 10 1             13G                     Page 2 of 5 Pages

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON The Israel Corporation Ltd.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

          Israel
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                     1,075,439
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                      -0-
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  1,075,439
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  -0-
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,075,439
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.97%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     CO
-------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(a) NAME OF ISSUER:

               Zoran Corporation

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3112 Scott Blvd.
               Santa Clara, CA  95054

ITEM 2(a) NAME OF PERSON FILING:

               The Israel Corporation Ltd.

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

               4 Weizman St.
               Asia House
               P. O. Box 33706
               Tel Aviv 61336 ISRAEL

ITEM 2(c) CITIZENSHIP:

               Israel

ITEM 2(d) TITLE OF CLASS SECURITIES

               Common Stock, $0.001 par value

ITEM 2(e) CUSIP NUMBER:

               98975F 10 1

ITEM 3         TYPE OF PERSON:

               Not Applicable

ITEM 4         OWNERSHIP (AT DECEMBER 31, 1997):

               (a)  Amount Beneficially Owned:

                    1,075,439

               (b)  Percent of Class:

                    10.97% (based on 9,800,679 shares outstanding at December 31, 1997)


                               Page 3 of 5 pages

               (c)  Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:

                          1,075,439

                    (ii)  shared power to vote or to direct the vote:

                          -0-

                    (iii) sole power to dispose or to direct the disposition of:

                          1,075,439

                    (iv) shared power to dispose or to direct the disposition of:

                          -0-

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not Applicable

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not Applicable

ITEM 9    NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

ITEM 10   CERTIFICATION:

          Not Applicable


                               Page 4 of 5 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February __, 1998

                                          THE ISRAEL CORPORATION LTD.


                                          By:
                                             --------------------------------
                                               Doron Steiger

                                          Title:   President and CEO
                                                -----------------------------






                               Page 5 of 5 pages